EXHIBIT 15


                          LIFE CYCLE MUTUAL FUNDS, INC.

                             Life Cycle Equity Fund
                              Life Cycle Bond Fund
                        Life Cycle Retirement Income Fund
                             Life Cycle Harvest Fund

                 Distribution and Service Plan Pursuant to Rule
                 12b-l Under the Investment Company Act of 1940

             The Plan is adopted by Life Cycle Mutual Funds, Inc. (the "Fund"), on behalf of its series Life Cycle Equity Fund, Life Cycle Bond Fund, Life Cycle Retirement Income Fund and Life Cycle Harvest Fund (the "Portfolios") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

                                    THE PLAN

             1. The Fund, on behalf of each Portfolio, has entered into a Distribution Agreement with Life Cycle Mutual Funds Distributors, Inc. (the "Distributor"), in a form satisfactory to the Fund's Board of Directors, under which the Distributor will act as distributor of the Portfolios' shares. Pursuant to the Distribution Agreement, the Distributor will receive compensatory payments from each Portfolio in an amount as set forth in such Agreement and as agent of the Portfolios, (i) will solicit orders for the purchase of the Portfolios' shares, provided that any subscriptions and orders for the purchase of the Portfolios' shares will not be binding on the Portfolios until accepted by the Portfolios as principal, and (ii) will make payments to broker-dealers ("Broker-Dealers") and other financial institutions with which it has written agreements and whose clients are Fund shareholders, for providing distribution assistance on behalf of each of the Portfolios.

             2. The Fund, on behalf of each of the Portfolios, also has entered into a Shareholder Servicing Agreement with Benson White & Company (the "Adviser"), in a form satisfactory to the Fund's Board of Directors, which provides that the Adviser will receive shareholder servicing fees from each Portfolio in an amount as set forth in such Agreement for performing shareholder servicing functions. The Adviser may use such fees to compensate other parties (each a "Shareholder Servicing Agent") with which it has written agreements and whose clients are Portfolio shareholders for performing shareholder servicing functions on behalf of the Portfolios.

             3. Additionally, the Adviser may make payments from time to time from its own resources (which may include the advisory fees of the Adviser) and past profits for the following purposes:




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                   (i)  to  defray  the  costs  of,  and to  compensate  others, including financial intermediaries with whom the Adviser has entered into written agreements, for performing shareholder servicing and related administrative functions on behalf of the Portfolios;

                  (ii)  to compensate certain financial intermediaries with whom
      the  Distributor  has  entered  into  written   agreements  for  providing
      assistance in distributing the Portfolios' shares;

                 (iii) to pay the costs of printing and distributing the Portfolios' prospectus to prospective investors; and

                  (iv) to defray the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel in connection with the distribution of the Portfolios' shares.

The Distribution Agreement will further provide that the Distributor, in its sole discretion, will determine the amount of the payments pursuant to the Plan with the Broker-Dealers or other financial institutions it has contracted with, provided, however, that the payments will not increase the amount the Fund is otherwise required to pay to the Distributor during any fiscal year under the Distribution Agreement. The Shareholder Servicing Agreement will further provide that the Adviser, in its sole discretion, will determine the amount of the payments made pursuant to the Plan with the Shareholder Servicing Agents it has contracted with, provided that such payments will not increase the amount which the Fund is otherwise required to pay to the Adviser during any fiscal year under the Shareholder Servicing Agreement.

                 4. In addition, the Adviser may make payments from time to time from its fees under the Shareholder Servicing Agreement to Shareholder Servicing Agents for the purpose enumerated in paragraph 3(i) above and the Distributor may make payments from time to time from its fees under the Distribution Agreement to Broker-Dealers or other financial institutions for the purpose enumerated in paragraphs 3(ii), (iii) and (iv).

                 5. Each Portfolio will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor and the Adviser in carrying out their obligations under their respective Distribution and Shareholder Servicing Agreements,and (ii) typesetting, printing and delivering each Portfolio's prospectus to existing shareholders and preparing and printing subscription application forms for shareholder accounts.

                 6. Payments by the Distributor to Broker-Dealers or other financial institutions and payments by the Adviser to Shareholder Servicing Agents for the purpose of distributing each Portfolio's shares and providing shareholder servicing are subject to

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compliance  by the  Distributor  and the  Adviser  with  the  terms  of  written agreements in a form satisfactory to the Fund's Board of Directors to be entered into between the Distributor and the Broker-Dealers, and between the Adviser and the Shareholder Servicing Agents.

                 7. The Fund and the Distributor will prepare and furnish to the Fund's Board of Directors, at least quarterly, written reports setting forth all amounts expended for these purposes by the Portfolio, the Distributor and the Adviser, pursuant to the Plan and identifying the activities for which such expenditures were made.

                 8. The Plan became effective upon approval by (i) a majority of the outstanding voting securities of the Portfolio (as defined in the Act), and
(ii) a majority of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons (as defined in the Act) of each Portfolio and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

                 9. The Plan will remain in effect from year to year after its adoption, unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in clause (ii) of paragraph 8 hereof.

                10. The Plan may be amended at any time with the approval of the Board of Directors of each Portfolio, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in clause (ii) of paragraph 8 hereof, and (ii) any amendment which increases materially the amount which may be spent by each Portfolio pursuant to the Plan will be effective only upon the additional approval as provided in clause (i) of paragraph 8 hereof.

                11. The Plan may be terminated without penalty at any time (i) by a vote of the majority of the entire Board of Directors of the Fund and by a vote of a majority of the Directors of the Fund who are not interested persons (as defined in the Act) of each Portfolio and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of each Portfolio (as defined in the Act).


Dated:  February 29, 1996

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